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                                                                      EXHIBIT 11

                       STERICYCLE, INC. AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)

                                     FOR THE THREE            FOR THE NINE
                                      MONTHS ENDED             MONTHS ENDED
                                     SEPTEMBER 30,            SEPTEMBER 30,
                                     ------------             ------------
                                   1999         1998        1999         1998
                                   ----         ----        ----         ----

Weighted average common shares
outstanding--basic earnings
per share                        14,605,219  10,694,683   14,073,309  10,579,886
Common stock issuable upon
assumed conversion of stock
options and warrants                397,886     669,841      397,882     653,926
                                ----------- -----------  ----------- -----------
Adjusted weighted average
common shares outstanding--
diluted earnings per share       15,003,105  11,364,524   14,471,191  11,233,812
                                =========== ===========  =========== ===========
Net income (in thousands)       $     2,882 $     1,553  $     7,869 $     3,421
                                =========== ===========  =========== ===========
Net income per share--basic     $      0.20 $      0.15  $      0.56 $      0.32
                                =========== ===========  =========== ===========
Net income per share--diluted   $      0.19 $      0.14  $      0.54 $      0.30
                                =========== ===========  =========== ===========






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